                                                                        APPROVED BY:           Jeffrey I. Badgley
                                                                                                                Co-Chief Executive Officer

FOR IMMEDIATE RELEASE

                                                                                  CONTACT:       Miller Industries, Inc.
                                                                                                              J. Vincent Mish, Chief Financial Officer
                                                                                                              (423) 238-4171
                                                                                                              Frank Madonia, General Counsel
                                                                                                              (423) 238-4171
                                                                                                              Financial Dynamics
                                                                                                              Investor contact: Eric Boyriven
                                                                                                              (212) 850-5600

MILLER INDUSTRIES REPORTS 2004 THIRD QUARTER EARNINGS RESULTS

CHATTANOOGA, Tennessee, November 9, 2004 -- Miller Industries, Inc. (NYSE: MLR) (“the Company”) today announced financial results for the third quarter of 2004, which ended September 30, 2004.

For the third quarter of 2004, net sales from continuing operations were $63.3 million, an increase of 26% compared with $50.3 million in the third quarter of 2003.  Third quarter 2004 income from continuing operations(1)  was $2.0 million, or $0.18 per diluted share, compared with a loss from continuing operations in the third quarter of 2003 of $(2.0) million, or $(0.21) per diluted share.  The Company’s diluted shares outstanding increased 21% over the year ago period as a result of the completion of the exchange of certain of its subordinated debt and warrants for shares of its common stock in the first quarter of 2004, and the sale of 480,000 shares of common stock in a private placement, as previously announced.

Miller Industries reported net income for the 2004 third quarter of $1.5 million, or $0.14 per diluted share, which included a loss of $(471,000), or $(0.04) per diluted share, after-tax, from discontinued operations.  This compares to a net loss for the 2003 third quarter of $(6.8) million, or $(0.73) per diluted share, which included a loss from discontinued operations of $(4.8) million, or $(0.52) per diluted share.

Costs of operations in the third quarter of 2004 were $55.4 million, compared to $44.6 million in the year ago period.  The higher cost of operations reflects increased costs associated with the higher

- MORE -

MILLER INDUSTRIES REPORTS 2004 THIRD QUARTER EARNINGS RESULTS	PAGE 2

sales volumes from year ago levels, as well as increased raw material costs, particularly for steel. Partially to offset these increases, the Company implemented a general price increase in 2003 and implemented a material cost steel surcharge of 3% in January of 2004. Despite raw material cost increases and due in part to these pricing actions, gross margin within the towing and recovery equipment segment improved to 12.4% of net sales from 11.3% a year ago, but was down from the 14.6 % margin in the 2004 second quarter. In the third quarter of 2004, the Company raised prices approximately 5% through increases in general prices and the surcharge amount.

For the third quarter of 2004, selling, general and administrative expenses were $4.5 million, versus $4.3 million in the prior year period.  As a percentage of net sales, selling general and administrative expenses were 7.1% for the third quarter of 2004 versus 8.5% in the year ago period.

For the 2004 third quarter, the Company reported operating income (earnings before interest and taxes) of $3.4 million, or 5.3% of net sales, compared with $1.4 million, or 2.9% of net sales, an increase of 134%.

Total interest expense for the Company’s continuing and discontinued operations in the third quarter of 2004 was $1.3 million, compared to $4.6 million in the year ago third quarter.  The 2003 third quarter included the write-off of certain unamortized loan costs and commitment fees, as previously announced.  Debt declined from the year ago period due in large part to the retirement of approximately $5.4 million of subordinated debt with the proceeds from the sale of common stock, as previously announced.  Total Senior and Junior debt at September 30, 2004 was $29.0 million, up slightly from $28.8 million at June 30, 2004, and down from $40.6 million at December 31, 2003.

For the nine-month period ended September 30, 2004, net sales in the Company’s towing and recovery equipment segment rose 19% to $169.1 million from $142.2 million in the year ago period.  Net sales from continuing operations were $169.1 million versus $156.2 million during the prior year period.  During the first nine months of 2004 the Company reported income from continuing operations(1) of $5.2 million, or $0.47 per diluted share, compared to income from continuing operations of $1.4 million, or $0.15 per diluted share, a year ago.  Including a loss from discontinued operations of $(1.3) million, or $(0.12) per diluted share, the Company reported net income for the first nine months of 2004 of $3.9 million, or $0.35 per diluted share.  Including a loss from discontinued operations of $(9.3) million, or $(0.99) per diluted share, the Company reported a net loss for the 2003 nine-month period of $(7.9)

- MORE -

MILLER INDUSTRIES REPORTS 2004 THIRD QUARTER EARNINGS RESULTS	PAGE 3

million, or $(0.84) per diluted share.  As explained above, the Company’s diluted shares outstanding increased by 18% over the year ago period as a result of the exchange of certain subordinated debt and warrants for shares of common stock, as well as the sale of additional shares of common stock during the first half of 2004.

 “We are pleased with the 2004 third quarter, which reflects the continued improvements in our financial results and the conditions in our end markets,” stated Jeffrey I.  Badgley, President and Co-CEO of Miller Industries.  “The third quarter continued to see strong demand from our customers, with solid order levels that resulted in a 26% increase in revenues.  Since the third quarter of last year, raw material costs have increased considerably.   Through our continual monitoring of costs and pricing actions where possible we’ve been able to offset some of this impact, which, when combined with the stronger market environment, resulted in significant improvements in our profitability, as operating income rose 134% from year ago levels. At the same time, we remain aware of the impact raw material pricing has had and will have on our business going forward, as shown in the decrease in gross margin level from the second to the third quarter of this year. While we have increased prices in response we may not realize the full impact of those price increases until the end of the year due to our sizeable order backlog and the industry practice to honor prices on orders previously received.”

Mr. Badgley continued, “The quarter also saw us make further progress focusing Miller Industries on its core business as the market leader in the production of towing and recovery equipment.  During the quarter, we completed the sale of three of our remaining five distribution businesses.”

Mr. Badgley concluded, “Going forward, we remain encouraged by the outlook for our business.  We continue to see solid demand in the marketplace, with strong order and backlog levels continuing as we move into the fourth quarter.  We will take advantage of the increased demand we’re experiencing as we continue to grow our business.  We will also carefully monitor raw material costs to ensure that we are properly positioned to take appropriate action when necessary.  We believe we have positioned ourselves well to take advantage of the opportunities in our markets, and look forward to continued progress in the future.”

- MORE -

MILLER INDUSTRIES REPORTS 2004 THIRD QUARTER EARNINGS RESULTS	PAGE 4

In conjunction with this release, Miller Industries will host a conference call, which will be simultaneously broadcast live over the Internet.  Management will host the call, which is scheduled for tomorrow, November 10, 2004, at 10:00 AM EST.  Listeners can access the conference call live and archived over the Internet through a link at:

http://phx.corporate-ir.net/playerlink.zhtml?c=112441&s=wm&e=964506

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software.  A replay of this call will be available approximately one hour after the live call ends through November 17, 2004.  The replay number is (800) 642-1687, Passcode 2050296.

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion and Eagle.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements.  The Company noted that forward looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed under the caption “Risk Factors” in the Company’s Form 10-K for fiscal 2003, which discussion is incorporated herein by this reference.

TABLE FOLLOWS

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2004	2003	% Change	2004	2003	% Change
NET SALES
TOWING AND RECOVERY EQUIPMENT	$63,300	$50,321	26%	$169,107	$142,225	19%
TOWING SERVICES	0	0	0%	0	13,952	-100%
	63,300	50,321	26%	169,107	156,177	8%
COSTS AND EXPENSES:

COSTS OF OPERATIONS
TOWING AND RECOVERY EQUIPMENT	55,435	44,611	24%	145,758	123,660	18%
TOWING SERVICES	0	0	0%	0	10,618	-100%
	55,435	44,611	24%	145,758	134,278	9%

SELLING, GENERAL AND	4,491	4,271	5%	14,319	13,250	8%
ADMINISTRATIVE EXPENSES

LOSS ON DISPOSITION	0	0	0%	0	682	-100%

INTEREST EXPENSE, NET	1,148	3,347	- -66%	3,426	4,786	-28%

TOTAL COSTS AND EXPENSES	61,074	52,229	17%	163,503	152,996	7%

INCOME (LOSS) BEFORE INCOME TAXES	2,226	(1,908)	-217%	5,604	3,181	76%
INCOME TAX PROVISION	233	82	184%	437	1,785	-76%
INCOME (LOSS) FROM CONTINUING OPERATIONS(1)	1,993	(1,990)	-200%	5,167	1,396	270%
DISCONTINUED OPERATIONS:
LOSS FROM DISCONTINUED OPERATIONS, BEFORE TAXES	(331)	(4,845)	-93%	(1,140)	(11,089)	-90%
INCOME TAX PROVISION (BENEFIT)	140	0	100%	140	(1,806)	-108%
LOSS FROM DISCONTINUED OPERATIONS	(471)	(4,845)	-90%	(1,280)	(9,283)	-86%

NET INCOME (LOSS)	$1,522	$(6,835)	-122%	$3,887	$(7,887)	-149%
BASIC INCOME (LOSS) PER COMMON SHARE:
INCOME (LOSS) FROM CONTINUING OPERATIONS	$0.18	$(0.21)	-186%	$0.47	$0.15	213%
LOSS FROM DISCONTINUED OPERATIONS	$(0.04)	$(0.52)	-92%	$(0.12)	$(0.99)	-88%
BASIC INCOME (LOSS)	$0.14	$(0.73)	-119%	$0.35	$(0.84)	-141%
DILUTED INCOME (LOSS) PER COMMON SHARE:
INCOME (LOSS) FROM CONTINUING OPERATIONS	$0.18	$(0.21)	-186%	$0.47	$0.15	213%
LOSS FROM DISCONTINUED OPERATIONS	$(0.04)	$(0.52)	-92%	$(0.12)	$(0.99)	-88%
DILUTED INCOME (LOSS)	$0.14	$(0.73)	-119%	$0.35	$(0.84)	-142%
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,179	9,341	20%	10,920	9,341	17%
DILUTED	11,304	9,359	21%	11,032	9,351	18%

MILLER INDUSTRIES REPORTS 2004 THIRD QUARTER EARNINGS RESULTS	PAGE 6

(1) During the quarter ended December 31, 2002, the Company's management and its board of directors made the decision to divest of its remaining towing services segment, as well as the operations of the distribution group of the towing and recovery equipment segment.  As a result, the statements of operations and related financial statement disclosures for all prior years have been restated to present the towing services segment and the distribution group as discontinued operations separate from continuing operations.  The discussions and analyses above are of continuing operations, as restated, unless otherwise noted.  Results of discontinued operations reflect interest expense for debt directly attributing to these businesses, as well as an allocation of corporate debt based on intercompany balances.  The results of operations and loss on disposal associated with certain towing services markets, which were sold in June 2003 have been reclassified from discontinued operations to continuing operations given the Company's significant continuing involvement in the operations of the disposal components via a consulting agreement, and the Company's ongoing interest in the cash flows of the operations of the disposal components via a long-term license   agreement.

# # #